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BioVeris Corporation	The Trout Group	Citigate Sard Verbinnen
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BIOVERIS COMPLETES NEW VACCINE LICENSE

Combination Vaccine Candidates Will Use Neisseria meningitidis Group C Components

GAITHERSBURG, MD, December 26, 2006 - BioVeris Corporation (NASDAQ: BIOV) announced today that it has entered into a Technology License Agreement with Baxter Healthcare Corporation. BioVeris received nonexclusive, worldwide patent rights and know-how to use Neisseria meningitidis group C vaccine as a component in new vaccine candidates for the prevention of meningitis and sepsis. The new combination vaccine candidates would consist of the Neisseria meningitidis group C components and additional vaccine candidates to protect against other disease causing organisms. These new combination vaccines are expected to have the advantage of reducing the number of injections that a child would receive during a single office visit.

Under the Technology License Agreement, BioVeris receives nonexclusive rights to patents and know-how related to the development, testing, or use, and under certain circumstances, limited rights to manufacture the vaccine candidates. The Company paid a license issue fee and may also make additional future payments for patent costs, milestone fees for initiating and completing human clinical trials and receiving regulatory approvals. The Company is also required to pay royalties on product sales and, beginning in 2011, is required to pay a minimum annual royalty that will be reduced by the amount of any milestone payments and royalties payable to Baxter under the Technology License Agreement for the applicable calendar year.

BioVeris already has licensed from Baxter and others, exclusive rights to commercialize products for possible use in the prevention, diagnosis and treatment of disease caused by Group A streptococci, Group B streptococci, Pneumococci, and Group B meningococci. The vaccine candidates covered by the new Technology License Agreement are similarly based on a conjugate technology platform and also include recombinant protein antigens. These vaccine candidates are expected to complement and expand the existing intellectual property and vaccine candidates at BioVeris.

Meningococcal disease, as meningitis or sepsis, is a bacterial infection that strikes approximately 1.2 million people worldwide each year, resulting in over 100,000 deaths. Of the 1400-2800 cases occurring annually in the United States, 10-14 percent of the patients will die. For the survivors, 11-19 percent suffer long-term permanent disabilities such as hearing loss, brain damage and limb amputations. Meningococcal disease often begins with symptoms that can be mistaken for common viral illnesses, such as the flu. It can progress very rapidly and kill an otherwise healthy young person in 48 hours or less. Communitywide outbreaks of meningococcal disease can persist for several months and controlling them remains a major challenge in public health.

BioVeris Corporation is a global health care and biosecurity company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the development and commercialization of innovative products and services for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. Further information about BioVeris is available at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future performance. All statements in this press release that are not historical facts, including any statements about the agreement with Baxter, financial commitments, market size and growth, and the utility or effectiveness of vaccine candidates are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in the Company’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

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